Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Six Months Ended		Three Months Ended		Six Months Ended
	March 30, 2013		December 29, 2012		March 31, 2012
Operating income		$44,672		$21,484		$49,530
	x	2	x	4	x	2
Annualized operating income	89,344		85,936		99,060
Tax rate	8%		6%		10%
Tax impact	-	7,148	-	5,156	-	9,906
Operating income (tax effected)		$82,196		$80,780		$89,154

Average invested capital		$645,402		$640,992		$619,311
ROIC	12.7%		12.6%		14.4%

	March 30, 2013	December 29, 2012	September 29, 2012
Equity	$669,047	$664,515	$649,022
Plus:
Debt—current	2,893	10,310	10,211
Debt—non-current	258,789	259,516	260,211
Less:
Cash and cash equivalents	(276,507)	(274,183)	(297,619)
	$654,222	$660,158	$621,825

Fiscal 2013 second quarter average invested capital (March 30, 2013, December 29, 2012 and September 29, 2012) was $645,402.
Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.

	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$615,296	$581,811	$558,882
Plus:
Debt—current	17,518	17,446	17,350
Debt—non-current	261,542	265,941	270,292
Less:
Cash and cash equivalents	(257,754)	(248,284)	(242,107)
	$636,602	$616,914	$604,417

Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011 and October 1, 2011) was $619,311.